UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2025

SmartRent, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39991	85-4218526
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6811 E. Mayo Blvd., 4th Floor Phoenix, Arizona		85054
(Address of Principal Executive Offices)		(Zip Code)

(844) 479-1555

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, par value $0.0001 per share	SMRT	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 16, 2025, SmartRent, Inc. (the “Company”) announced the appointment of Frank Martell as President and Chief Executive Officer of the Company, effective as of Mr. Martell’s employment start date of June 16, 2025 (the “Start Date”). Mr. Martell will replace John Dorman who had been serving as Interim Chief Executive Officer and President since April 9, 2025. Mr. Dorman will continue to serve as Chairman of the Company’s Board of Directors (the “Board”).

Frank Martell, age 65, has served as a member of our Board since June 2024. From April 2022 to June 2025, Mr. Martell served as President and CEO and a director of loanDepot, Inc. (NYSE: LDI) (“loanDepot”). Mr. Martell previously served in various senior roles of CoreLogic, Inc., a global property information, analytics and data-enabled solutions provider, including as President and Chief Executive Officer from March 2017 to January 2022, Chief Financial Officer from 2011 to 2016, and Chief Operating Officer from 2014 to 2017. Before joining CoreLogic, Inc., Mr. Martell served as the President and Chief Executive Officer of the Western Institutional Review Board, a provider of review, approval and oversight for clinical research studies, from 2010 to 2011, as Chief Financial Officer of Advantage Solutions Inc. from 2009 to 2010, and as Chief Financial Officer of Information Services Group, Inc. from 2007 to 2009. Since November 2021, Mr. Martell has served as a member of the board of directors of Compass, Inc. (NYSE: COMP). He also served as a member of the board of directors of Bank of the West, a wholly-owned subsidiary of BNP Paribas from 2015 until 2023, when it was sold to BMO Financial Group. Mr. Martell also serves on the board of Operation HOPE, a provider of financial literacy empowerment for youth and financial capability for communities, and on the national board of Marine Corps Scholarship Foundation, the largest and oldest group supporting the education of the sons and daughters of active and prior service Marines. Mr. Martell holds a Bachelor of Science in Accounting from the Villanova School of Business.

There are no arrangements or understandings between Mr. Martell and any other persons pursuant to which Mr. Martell was appointed. There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Martell and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Additionally, there have been no transactions involving Mr. Martell that would require disclosure under Item 404(a) of Regulation S-K.

Pursuant to his offer letter with the Company, Mr. Martell will receive an annual base salary of $700,000 per year and will be eligible for an annual target bonus equal to 100% of base salary, subject to the terms of the Company’s Executive Incentive Compensation Plan, with a maximum potential bonus of 250% of target and an actual bonus for fiscal year 2025 no less than target, prorated based on the Start Date. The performance objectives applicable to the annual bonus will be established by the Board or the Board’s Compensation Committee (the “Committee”) after seeking Mr. Martell’s input, with the maximum goals for any performance objective established at a rigorous, highly-stretch level relative to the annual budget to ensure pay-and-performance alignment.

Mr. Martell will receive a grant of time-based restricted stock units (“RSUs”) covering 1,800,000 shares of the Company’s Class A common stock (the “Common Stock”) (the “First Grant”). The First Grant will vest in four substantially equal quarterly installments, such that 100% of the RSUs subject to the First Grant will be vested as of June 30, 2026. Following the date of each of the 2026 and 2027 annual meetings of the Company’s stockholders (each, an “Annual Meeting”), and subject to Mr. Martell’s continued service through the applicable grant date, Mr. Martell will be granted time-based RSUs covering 600,000 Shares (each, an “Additional RSU Grant”) and performance-based RSUs covering 600,000 Shares (at target) (each, an “Additional PSU Grant” and together with the Additional RSU Grants, the “Additional Grant”). The RSUs subject to the Additional RSU Grant granted in connection with the 2026 Annual Meeting will vest in four substantially equal quarterly installments from July 1, 2026 through June 30, 2027, and the RSUs subject to the Additional RSU Grant granted in connection with the 2027 Annual Meeting will vest in four substantially equal quarterly installments from July 1, 2027 through June 30, 2028. Each Additional PSU Grant will vest subject to the satisfaction of any financial and/or strategic goals applicable to the award as determined by the Committee and designed following consultation with Mr. Martell. If, at the 2026 or 2027 Annual Meetings, the Company’s stockholders do not approve a sufficient increase to the Share reserve under the Company’s Amended and Restated 2021 Equity Incentive Plan (the “2021 Plan”), then the Additional RSU Grant and Additional PSU Grant associated with that Annual Meeting will not be granted (or will be granted to a lesser extent) and instead Mr. Martell will be granted a cash-based award of $1,200,000 (or such lesser amount equal to the portion of the Additional RSU Grants and Additional PSU Grants that were not made) subject to vesting (each, a “Cash Award”), with 50% of the Cash Award becoming vested and earned on the same vesting schedule that would have applied to the corresponding Additional RSU Grant had it been made, and 50% of the Cash Award (at target) becoming vested and earned subject to the satisfaction of any financial and/or strategic goals applicable to the award as determined by the Committee and designed following consultation with Mr. Martell. Vesting, in all cases, is subject to Mr. Martell’s continued service, whether as a Company employee, director or consultant, through each applicable vesting date. If a Change in Control (as defined in the 2021 Plan) occurs while any portion of the Additional Grant remains ungranted (and for which no Cash Award was granted), then the ungranted Additional Grant

(or the equivalent Cash Award) will be granted to Mr. Martell no later than the day prior to the Change in Control, subject to his continued service through the grant date (the “Change in Control Grant”), with any portion of such grant attributable to performance-based RSUs instead granted as time-based RSUs (at target). The Change in Control Grant (or the equivalent Cash Award) will vest on the same time-based vesting schedule that would have applied had the ungranted portion of the Additional Grant been made, and will fully vest if not assumed, continued or substituted for in connection with the Change in Control. Additionally, beginning in 2026, Mr. Martell will be eligible to receive additional equity awards commensurate with his position and granted at the same time as equity awards are made to similarly situated employees of the Company, with any additional 2026 equity grant having a value of no less than 550% of Mr. Martell’s base salary as in effect immediately prior to the grant, with 50% of such award subject to performance conditions applicable to a one-year performance period. Mr. Martell will also receive medical and other benefits consistent with the Company’s standard policies and will be eligible to participate in other Company plans.

Pursuant to the terms of his offer letter, upon a termination of Mr. Martell’s employment by the Company without Cause (as defined in the offer letter) or by Mr. Martell with Good Reason (as defined in the offer letter and each a “Qualifying Termination”) outside of the period beginning three (3) months prior to ending twenty-four (24) months following a change in control of the Company (the “Change in Control Period”), then, subject to Mr. Martell’s timely execution and non-revocation of a release of claims and continued compliance with non-solicitation covenants, Mr. Martell will be eligible to receive the following severance benefits: (i) a lump sum payment equal to (A) 100% of Mr. Martell’s base salary, plus (B) 100% of Mr. Martell’s target bonus, plus (C) 100% of any prorated annual bonus for the year of termination based on the portion of the year completed prior to termination and actual Company performance for the year of termination (the “Prorated Bonus”), (ii) up to twenty-four (24) months of COBRA benefits for Mr. Martell and any eligible dependents under the Company’s group health plans, and (iii) accelerated vesting for then-outstanding and unvested equity awards (and Cash Awards, if any) that vest based solely on continued service, that would have vested on the next four quarterly vesting dates following the date of such Qualifying Termination had Mr. Martell continued to provide service on each such vesting date. Any Additional RSU Grant that was not granted prior to the Qualifying Termination that would have otherwise vested pursuant to (iii) above had such Additional RSU Grant been made, will be granted on the date of such Qualifying Termination.

Further, pursuant to the terms of his offer letter, upon a Qualifying Termination that occurs during the Change in Control Period, then, subject to Mr. Martell’s timely execution and non-revocation of a release of claims and continued compliance with any non-solicitation covenants, Mr. Martell will be eligible to receive the following severance benefits: (i) a lump sum payment equal to (A) 200% of Mr. Martell’s base salary, plus (B) 200% of Mr. Martell’s target bonus, plus (C) 100% of the Prorated Bonus, (ii) up to twenty-four (24) months of COBRA benefits for Mr. Martell and any eligible dependents under the Company’s group health plans, and (iii) 100% accelerated vesting for all then-outstanding and unvested equity awards (and Cash Awards, if any), with any performance-based equity awards deemed to have been achieved at target. Additionally, any Additional RSU Grants and Additional PSU Grants that were not granted prior to the Qualifying Termination will be granted (in cash or equity awards) no later than immediately prior to the Change in Control. If any payment or benefit payable to Mr. Martell constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then Mr. Martell’s payments or benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Martell on an after-tax basis of the greatest amount of benefits.

In addition, Mr. Martell has entered into the Company’s standard indemnification agreement, the form of which was referenced as Exhibit 10.8 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2024.

The foregoing is a summary of the material terms of the offer letter and is qualified in its entirety by reference to the complete text of the agreement, a copy of which will be included as an exhibit to the Company’s future SEC filings.

Item 7.01	Regulation FD Disclosure.

On June 16, 2025, the Company issued a press release announcing the appointment of Mr. Martell as President and Chief Executive Officer of the Company, as described above. A copy of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information set forth in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document

99.1	Press release issued by SmartRent, Inc. on June 16, 2025.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 16, 2025

SMARTRENT, INC.

By:	/s/ John Dorman
Name:	John Dorman
Title:	Interim Chief Executive Officer